Exhibit 10.48

October 21, 2014 Mr. Denis J. Salamone 10160 Northridge Ct. Bonita Springs, FL 34135

Dear Denis:

As you are aware, Hudson City Bancorp, Inc. (the “Company”) has entered into an Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012, which has been amended by Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”), dated as of April 13, 2013, and Amendment No. 2 to Agreement and Plan of Merger (“Amendment No. 2”), dated as of December 16, 2013 (such agreement as amended, the “Merger Agreement”). The purpose of this letter is to (i) address changes to the Merger Agreement made by Amendment No. 2 relating to recognition of bonuses in the determination of severance; (ii) address the agreement on bonus severance under Section 6.5(c) of the Merger Agreement; and (iii) make a technical correction.

You agree and confirm that you are party to an Amended and Restated Employment Agreement, made and entered into as of October 29, 2001 and amended and restated as of June 7, 2005 and again as of December 1, 2008 and amended by a letter agreement dated December 24, 2012 (the “Prior Letter Agreement”), with each of the Company (the “Company Agreement”) and its subsidiary, Hudson City Savings Bank (the “Bank Agreement”). You further agree with Hudson City Savings Bank (the “Bank”) that the Bank Agreement is hereby amended, and agree with the Company that the Company Agreement is hereby amended, in each case as follows:

(a) Section 12(b)(iii) of each of the Company Agreement and the Bank Agreement is amended to strike all language added to the end thereof by the Prior Letter Agreement, and to replace that language with the following:

Notwithstanding anything in this agreement to the contrary, for purposes of calculating the Bonus Severance Payment under this Section 12(b)(iii): (A) any annual bonus paid or declared for the year 2014 shall be considered only to the extent that it does not exceed Eight Hundred Thousand Dollars ($800,000), which is the target level established for such bonus; and (B) for any termination of employment on or after the effective date of a Change of Control, the Bonus Severance Payment shall not, under any circumstance, and notwithstanding any other calculation hereunder, be less than Two Million Eight Hundred Twelve Thousand Three Hundred Thirty Two ($2,812,332), the amount of such severance payment that would have resulted in respect of a termination as of August 27, 2012.

(b) Section 12(b)(iv) of each of the Company Agreement and the Bank Agreement is amended to replace the reference to “Table VI of § 1.72-9 of the Income Tax Regulations” therein with a reference to “Table V of § 1.72-9 of the Income Tax Regulations”.

The provisions of this letter shall take effect when signed by you, the Bank and the Company; however, in the event that the transactions contemplated by the Merger Agreement are not consummated

WEST 80 CENTURY ROAD   ¿   PARAMUS, NJ 07652-1478   ¿   201.967.1900

and the Merger Agreement is terminated, following such termination, the language added to section 12(b)(iii) of the Company Agreement and the Bank Agreement under (a) above shall cease to be of further force or effect.

We appreciate your cooperation in this matter and your continued dedication to Hudson City. If the terms of this letter are acceptable to you, kindly indicate your agreement by signing where indicated below and returning it to the attention of Christopher Nettleton.

Sincerely, HUDSON CITY BANCORP, INC.

By:

Name:	William G. Bardel
Title:	Lead Independent Director

HUDSON CITY SAVINGS BANK

By:

Name:	William G. Bardel
Title:	Lead Independent Director

Acknowledged and Agreed to:

Denis J. Salamone

Date: Oct. 21, 2014

For Internal Use Only:

Received on: 10/21/14

Authorized Signature

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